Exhibit 10.1

INPHI CORPORATION

ANNUAL INCENTIVE PLAN

1.            Purpose.

The purpose of this Annual Incentive Plan (the “Plan”) is to attract, motivate and retain the key employees, including officers, of Inphi Corporation (the “Company”) and its subsidiaries (collectively, the “Company Group”).

2.            Administration.

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have the sole discretion and authority to:

i.	administer and interpret the Plan;

ii.	determine which employees of the Company Group will be eligible to participate in the Plan in any given fiscal year;

iii.	prescribe the terms and conditions of any awards granted under the Plan;

iv.	adopt rules and guidelines for the administration of the Plan that are consistent with the Plan; and

v.	interpret, amend or revoke any such rules and guidelines.

With respect to Plan matters not affecting the officers of the Company, the Committee may delegate its administrative powers to any one or more of the officers of the Company. The decisions of the Committee (or its delegate, as applicable) shall in every case be final and binding on all persons having an interest in the Plan.

3.            Bonus Pool.

The amount available to allocate for payment of bonuses under the Plan in respect of a given fiscal year of the Company (the “Bonus Pool”) shall be determined by the Committee according to the following procedures. During the first quarter of a fiscal year the Committee will establish threshold, target and maximum funding levels and the corresponding threshold, target and maximum performance goals. No later than thirty (30) days after the end of each fiscal year, the Committee will certify the final Bonus Pool for the year based on both the pre-established funding level targets and the level of achievement relative to the pre-established performance goals. Prior to certification of the Bonus Pool, the performance metrics used in determining the Bonus Pool may be adjusted as deemed necessary or appropriate by the Committee.

4.            Bonus Allocation and Payment.

No later than sixty (60) days after the end of each fiscal year, the Bonus Pool will be allocated by the Committee (or its delegate, as applicable) and paid in full pursuant to such allocations. To the extent that Plan bonus threshold, target or maximum funding and/or performance levels are pre-established with respect to any or all employees, the Committee (or its delegate, as applicable) reserves the discretion to reduce the final bonus(es) payable to any or all such employees as determined appropriate in its sole discretion. Bonuses under the Plan shall be payable in cash or shares of Company common stock issued under the Company’s stock plan, in either case less applicable deductions and tax withholdings. An employee must be employed on the date of payment in order to earn any bonus under this Plan.

5.            Amendment and Termination.

Either of the Board of Directors of the Company or the Committee may amend, suspend or terminate the Plan in writing at any time, for any and no reason.

6.            Miscellaneous.

a.

Nothing in this Plan or any bonus granted hereunder shall interfere with or limit in any way the right of the Company Group to terminate any individual’s employment or service at any time or for any reason not prohibited by law.

b.

Bonuses under the Plan are discretionary. No person is automatically entitled to participate in the Plan in any fiscal year, or portion thereof. The Committee has no obligation for uniformity of treatment of individuals or bonuses under the Plan.

c.	An individual’s right or interest, if any, to receive payment of a bonus under the Plan is not assignable or transferable and shall not inure to any third party beneficiary.

d.

The Plan and all obligations hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

e.

The Plan and any bonuses payable hereunder are intended to be exempt to the maximum extent possible from Section 409A of the Internal Revenue Code of 1986 and all regulations or other guidance promulgated thereunder (collectively, “Section 409A”); and to otherwise comply with Section 409A. The Plan shall be interpreted and administered in a manner consistent with this intent.

f.

The Plan is intended to be unfunded. Participants are and shall at all times be general unsecured creditors of the Company with respect to their bonuses hereunder, if any. The Company shall bear all expenses and costs in connection with the operation of the Plan.

g.

If any provision of this Plan or the application thereof to any individual or circumstance is deemed invalid or unenforceable by a court of competent jurisdiction, then the remainder of the Plan or the application of such term or provisions to individuals or circumstances shall be valid and enforceable to the fullest extent permitted by law.

h.

The Plan, all bonuses granted hereunder and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of California without giving effect to principles of conflicts of law.